PRESS RELEASE


                             CENTRAL BANCORP REPORTS
                               QUARTERLY EARNINGS

         SOMERVILLE, MASSACHUSETTS, August 8, 2007 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the quarter ended June 30, 2007 increased to $225,000, or $0.16 per diluted share, from net income of $113,000, or $0.08 per diluted share, for the prior year quarter.

         The increase in net income primarily resulted from a $330,000 decrease in non-interest expense. The largest decline was in marketing costs, which declined by $218,000. Partially offsetting this improvement was a $238,000 decline in net interest and dividend income, reflecting the impact of the continuing flat to inverted yield curve during the quarter, and strong local competition for deposits and loans in the Company's market area, which resulted in an increase in the cost of funds without a comparable increase in the yield on loans.

         The net interest rate spread and the net interest margin declined from 2.29% and 2.72%, respectively, for the quarter ended June 30, 2006 to 1.99% and 2.45%, respectively, for the 2007 comparable period. While the cost of funds increased by 50 basis points, the yield on interest-earning assets increased by only 20 basis points. Interest-bearing liabilities continued to re-price upward faster than interest-earning assets, primarily due to the combined effect of the prolonged flat to inverted yield curve environment and continued strong competition for both deposits and loans in the Company's market area.

         The provisions for loan losses were $0 and $50,000, respectively, for the quarters ended June 30, 2007 and 2006. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during both periods.

         Higher pre-tax income caused income tax expense for the June 30, 2007 quarter to increase $65,000 from the corresponding 2006 period.


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Central Bancorp, Inc.
Page 2 of 3

         Total assets were $548.9 million at June 30, 2007 and $566.1 million at March 31, 2007. During the quarter ended June 30, 2007, short-term investments decreased by $12.8 million and investment securities available for sale decreased by $1.4 million as the result of the redeployment of these investments to pay down Federal Home Loan Bank ("FHLB") advances and to offset the impact of the deposit decline of $13.9 million. During the prior quarter, the Company took advantage of favorable FHLB advance rates in anticipation of a large maturity of certificates of deposits during the quarter. With this liquidity in place, the Company was able to offer lower rates on certificates of deposits and to substantially reduce marketing costs due to the discontinuance of the advertising of premium rates on certificates of deposit during the 2007 period. Total loans declined by $2.0 million as the Company continued to sell most newly originated residential loans in the secondary markets. Borrowings decreased by $3.3 million to $122.4 million during the quarter ended June 30, 2007.

         Senior management continued to give high priority to monitoring the Company's asset quality by focusing on early detection and resolution of any potentially problem loans. At June 30, 2007, non-performing loans totaled $5.4 million as compared to $2.2 million at the same date in 2006. The increase is primarily the result of one construction loan project that is nearing completion. Management continues to monitor the progress the borrower is making to resolve the delinquency.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (See accompanying tables.)

--------------------------------------------------------------------------------
         This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.
--------------------------------------------------------------------------------

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CENTRAL BANCORP, INC.
PAGE 3 OF 3

                            CENTRAL BANCORP, INC.
                         CONSOLIDATED OPERATING DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Quarter Ended
                                                             June 30,
                                                   -------------------------
                                                        2007       2006
                                                   -------------------------
                                                          (Unaudited)

 Net interest and dividend income                     $3,340     $3,578

 Provision for loan losses                                 0         50
 Net gain on sales and write-downs
   of investment securities                              116        112
 Gain on sale of loans                                    52         33
 Other non-interest income                               357        345

 Non-interest expenses                                 3,516     (3,846)
                                                      ------     ------
   Income before taxes                                   349        172

 Provision for income taxes                              124         59
                                                      ------     ------
   Net income                                         $  225     $  113
                                                      ------     ------
 Earnings per share:

   Basic                                              $  .16     $  .08
                                                      ------     ------
   Diluted                                            $  .16     $  .08
                                                      ------     ------
 Weighted average number of shares outstanding:
   Basic                                               1,392      1,440
                                                      ------     ------
   Diluted                                             1,401      1,453
                                                      ------     ------
 Outstanding shares, end of period                     1,640      1,591
                                                      ------     ------

                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   June 30,      March 31,
                                                     2007          2007
                                               ----------------------------
                                                        (Unaudited)

 Total assets                                     $548,850       $566,140
 Short term investments                              1,699         14,470
 Investment securities available for                73,292         74,705
 Total loans (1)                                   459,143        461,117
 Allowance for loan losses                           3,848          3,881
 Deposits                                          374,631        388,573
 Borrowings                                        122,372        125,712
 Subordinated debenture                             11,341         11,341
 Stockholders' equity                               37,720         37,702
 Book value per share                                23.00          22.99
 Equity to assets                                     6.87%          6.66%
 Non-performing assets to total assets                0.99           0.06

 (1)  Includes loans held for sale of $640 and $575 at June
      30, (2007) and March 31, 2007, respectively.

                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        Quarter Ended
                                          June 30,
                                 -------------------------
                                     2007        2006
                                 -------------------------
                                        (Unaudited)
 Return on average assets              0.16%      0.08%
 Return on average equity              2.39       1.16
 Interest rate spread                  1.99       2.29
 Net interest margin                   2.45       2.72


Contact:

Paul S. Feeley
Senior Vice President, Treasurer &
Chief Financial Officer
(617) 628-4000